National Western Life Insurance Company	2023
CHIEF MARKETING OFFICER BONUS PROGRAM
Exhibit 10(ai)

This 2023 Chief Marketing Officer Bonus Program (the “Program”) is designed to reward an eligible Chief Marketing Officer of National Western Life Insurance Company (the “Company”) for their performance in achieving pre-determined sales targets while assisting the Company in managing to its expense and profit criteria. A Chief Marketing Officer of the Company who is designated by the Committee as a participant in the Program (a “Participant”) shall be eligible to receive a bonus hereunder.

The Program was adopted by the Compensation and Stock Option Committee of the Board of Directors of National Western Life Group, Inc. (the “Committee”) on December 14, 2022.

I.Goals/Performance Payout
1.The Program incorporates two measurable performance factors: (1) Company sales, which are defined as Single Premium Life total placed premium (LTRS sales) plus net annualized target premium for Non-LTRS Life sales (in aggregate “Life Sales”), and Annuities total placed premium (“Annuity Sales”), and (2) overall Company profitability. The bonus percentages included in the tables below pertain to Participants who are a Chief Marketing Officer at the Executive Vice President level.

2.Each of the two performance factors will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e., achieving each target level), the weighting of the bonus percentage (applied to Base Salary (as defined below)) is 40% for Life Sales performance, 40% for Annuity Sales performance, and 20% for Company profitability, for an overall par bonus percentage of 100%. The maximum bonus percentage under the Program is 200%. For purposes of the Program, the Base Salary of the Participant is his/her annual base salary for 2023 (prorated for Participants who are not employed by the Company for the entire 2023 performance period from January 1, 2023 through December 31, 2023) as certified by the Committee in its sole discretion.

3.To be eligible to receive the entirety of the applicable bonus percentage, the Participant must have successfully completed their individual objectives as assessed by the President. The objectives will be established by each Participant and approved by the President before the end of the first quarter of 2023. The President will present recommendations to the Committee after the end of the 2023 performance cycle as to the actual award to be paid based on his assessment of achievement.

II.Company Sales Component (40% Life Sales, 40% Annuity Sales):

1.The sales component of the Program is subdivided between Life Sales and Annuity Sales. For 2023, the sales goals for the following lines of business of the Company are:

a.    Life Sales -- $175,000,000
b.    Annuity Sales -- $475,000,000

2.The Company’s New Business Market Summary Report (NWAR60 Report), and its equivalent from each of the Company’s policy administration systems operational during 2023, will be the source of sales results for purposes of this Program. The bonus percentage corresponding with the Life Sales production levels achieved in 2023 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

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National Western Life Insurance Company	2023
CHIEF MARKETING OFFICER BONUS PROGRAM
3.The level shaded represents the Company’s sales goal for the segment for purposes of the Program and represents the par performance level. If the actual results attain this level, the Participant would be eligible to receive a bonus calculated as a percentage of Base Salary in accordance with the table shown above. If net total placed premium sales are below the threshold amount, no bonus percentage will be earned for this segment.

4.Bonus percentages associated with Life Sales are not capped.

5.The bonus percentage corresponding with the Annuity Sales production levels achieved in 2023 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

6.The level shaded represents the Company’s sales goal for the segment for purposes of the Program and represents the par performance level. If the actual results attain this level, the Participant would be eligible to receive a bonus calculated as a percentage of Base Salary in accordance with the tables shown above. If Annuity Sales (not including premium ceded to a reinsurance program or premium resulting from a conservation program) is below the threshold amount, no bonus percentage will be earned for this segment.

7.Bonus percentages associated with Annuity Sales are not capped.

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National Western Life Insurance Company	2023
CHIEF MARKETING OFFICER BONUS PROGRAM

III.Company Profitability Component (20%):
1.The profitability component of the Program is based upon the consolidated GAAP return on assets (ROA) percentage as derived from the segment results reported in National Western Life Group, Inc.’s (NWLGI)’s Form 10-K. The ROA percentage is calculated as the sum of GAAP segment net operating earnings divided by the sum of the beginning of the year GAAP segment assets. Segment GAAP net operating earnings are after federal income taxes but exclude realized gains and losses on investments. As the GAAP results, including segment information, reported in the Form 10-K are audited by the Company’s independent auditors, the ROA calculation will be finalized at the time NWLGI’s Form 10-K for the year is filed with the SEC.
2.The bonus percentage corresponding with the actual ROA percentage for 2023 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

3.If the actual ROA percentage achieved in 2023 is less than the threshold amount shown (0.65%), no bonus percentage will be earned.
4.Bonus percentages associated with the profitability component of the Program are not capped.
IV.Individual Objectives:

1.Each Participant shall submit goals to NWL Human Resources for the 2023 calendar year no later than January 31, 2023. Human Resources will submit a roll-up of each Participant’s goals to the President for review and approval.
2.Each participant will receive a list of their approved goals no later than March 31, 2023.
3.The Individual Objectives component of the Program is based upon the completion of the individual goals that were approved by the President for the 2023 calendar year.
4.Anyone becoming a Participant in the Program after January 31, 2023 due to being hired or promoted or for any other reason, shall submit goals within a date to be determined by the President.

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National Western Life Insurance Company	2023
CHIEF MARKETING OFFICER BONUS PROGRAM
V.Administration:

1.Determination of Bonuses.  On a quarterly basis the Committee or the President of the Company (the “President”) shall determine the extent to which the measurable performance factors have been achieved and the bonus percentage for the Participant for 2023. The Committee or the President, as applicable, shall certify such determination in writing. The bonus for the Participant shall be determined by applying the total certified bonus percentage to the Participant’s Base Salary in accordance with the calculation methodology described below. The President may make bonus payment adjustment recommendations up to 50% lower or higher than the calculated award based on non-attainment or attainment of individual objectives or any other criteria he deems appropriate, however, the sum of all awards of the President’s recommendations shall not exceed the sum of the calculated awards prior to such adjustment recommendation. Notwithstanding any contrary provision of the Program, the Committee or the President, in his or her sole discretion, may increase, reduce, or eliminate the bonus payable to the Participant below that which otherwise would be payable under the Program formula.
Bonus amounts under the Program will be calculated quarterly on a cumulative basis using actual year-to-date results compared to prorated performance factors, prorated Base Salary for the calculation period, and a reduction for the amount of prior quarterly bonus payments. The overall quarterly bonus percentage will be capped at 100% of prorated Base Salary for the calculation period. In the event that actual year-to-date results at the end of a quarter are less than the aggregate prior bonus payments to date, no additional bonus will be paid for that quarter. However, bonus amounts paid year-to-date will not be recouped from a Participant in the event of a suspension of quarterly payments except at the end of the Program year if unearned. The Company may recoup any excess bonus payments from any other bonus payments (including bonus pool payments) payable hereunder after the end of the Program year, from bonuses under any successor bonus plan or program, or from any other wages or compensation payable to the Participant. The Participant consents to such recoupment as a condition for participation in the Program.
2.Timing and Form of Payment.  After the bonus amount for a quarter is certified by the Committee or the President, as applicable, the bonus shall be paid in cash in a single lump sum within 45 days after the last day of the quarter, provided that the payment (if any) for the fourth quarter shall occur on or after January 1, 2024 and on or before March 15, 2024. Bonus payments are intended to qualify as short-term deferrals under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be paid not later than the latest specified payment date (March 15, 2024). The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

3.Effect of Termination.

a.If a Participant terminates employment with the Company for any reason during or after the end of either a monthly or quarterly performance period or the applicable 2023 Performance Period, but prior to the date the incentive for either such period is paid, the Participant shall be entitled to payment of the incentive determined by the Committee or the President. Such payment is subject to reduction or elimination based on the circumstances surrounding such termination of employment. Such determination of reduction or elimination of the bonus amount, shall be determined at the full discretion of the Committee or the President as applicable, and subject to further reduction or elimination under the last sentence of the first paragraph of the “Determination of Bonuses” section above.
b.If the Participant is terminated for cause by the Company prior to the payment of any bonus, no bonus shall be payable hereunder.

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National Western Life Insurance Company	2023
CHIEF MARKETING OFFICER BONUS PROGRAM
b.If a Participant dies prior to the payment of a bonus payable hereunder, the bonus shall be paid to the Participant’s estate.

4.Source of Payments.  Bonuses that may become payable under the Program shall be paid solely from the general assets of the Company. The rights of the Participant (and any person claiming entitlement by or through a Participant) hereunder shall be solely those of an unsecured general creditor of the Company. The Program shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to bonuses under the Program, but such accounts shall be used merely for bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by interests in bonuses nor shall the Program be construed as providing for any such segregation.

5.Committee Administration.  The Program shall be administered by the Committee and, to the extent specified herein, the President. The Committee and, to the extent specified herein, the President shall have complete discretion and authority to administer the Program and to interpret the provisions of the Program. Any determination, decision, or action of the Committee or the President in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. The Committee may amend or terminate the Program at any time without the consent of any Participant by adoption of a written instrument.

6.Miscellaneous.
a.The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any bonus payment, including any non-U.S., federal, state, and local taxes.

b.A Participant’s rights under this Program will not be assignable, transferable, pledged, or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law.

c.Any assignment, transfer, pledge, or other disposition in violation of this provision will be null and void.

d.Nothing in the Program shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company. Bonuses payable hereunder shall constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.

e.The Program and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of laws provisions thereof.

f.This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

g.The captions used in this Program are for convenience only and shall not be construed in interpreting the Program.

h.Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

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National Western Life Insurance Company	2023
CHIEF MARKETING OFFICER BONUS PROGRAM

i.This Program constitutes the final and complete expression of agreement with respect to the subject matter hereof and may not be amended except by a written instrument adopted by the Committee.

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